Exhibit 99.1

MyMD Joins LOT Network in Effort to Protect Company and Shareholders from Patent Trolls

BALTIMORE, MD – March 8, 2023 — MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, today announced that it has joined LOT Network, the international, non-profit community of companies working together to protect themselves against litigation brought on by patent assertion entities (PAEs, also known as “patent trolls”). MyMD’s joining the LOT (License on Transfer) Network’s community of 2,800+ companies is intended to enable MyMD to protect the interests of the Company against patent assertion entities.

The LOT Network community is committed to protecting members against frivolous PAE litigation. Members agree that if, and only if, a member’s patent asset falls into the hands of a PAE, other members are granted a license to that patent – rendering them immune to a PAE lawsuit using that patent. With a total of 2,289 patent troll cases in 2022 alone,1 the average lawsuit costing $4 million to defend,2 and 87% of patent assets used in PAE lawsuits originating from operating companies,3 LOT Network’s coverage of nearly 4 million patent assets globally provides broad protection and peace of mind to member companies.

“Biotech companies are increasingly finding themselves defending costly patent-troll lawsuits,” said Christopher Chapman, MD, Director, and Chief Medical Officer at MyMD Pharmaceuticals. “MyMD joins a growing number of life science companies leveraging LOT Network as a layer of protection against troll litigation, so that we can continue to focus our resources on our clinical development programs and protect our expansive IP portfolio and the interests of our shareholders.”

“We are pleased to welcome MyMD into LOT Network,” said Ken Seddon, CEO of LOT Network. “Joining the community demonstrates their commitment to preserving their resources for innovation and protecting their ecosystem against unwanted litigation.”

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an orally available next-generation TNF-alpha inhibitor with the potential to transform the way that TNF-alpha based diseases are treated. MYMD-1®, with its small molecule design, improved safety profile and ability to cross the blood brain barrier, has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-alpha inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. MYMD-1 has demonstrated the potential to slow the aging process and extend healthy lifespan. The company is evaluating MYMD-1® in Phase 2 studies for sarcopenia/frailty, a result of the aging process, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications. MyMD’s second therapeutic candidate is Supera-CBD™, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

1 https://www.unifiedpatents.com/insights/2023/1/4/2022-patent-dispute-report?rq=2022

2 https://finance.yahoo.com/news/current-patent-litigation-costs-between-120200165.html

3 https://www.unifiedpatents.com/insights/2019/12/30/q4-2019-patent-dispute-report

About LOT Network

LOT Network is an international community of the world’s leading high-tech companies committed to protecting its members from costly litigation from patent assertion entities (PAEs). LOT Network currently protects more than 2,800 members in 56 countries from litigation from over 3.8 million worldwide patents and counting. Members include market leaders such as IBM, Toyota, JP Morgan Chase, Canon, Google, Tesla, Disney, Cisco, Amazon, Microsoft, BP, Alibaba, and Dow, as well as innovative companies across all high-tech industries.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by MyMD on March 31, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor:

Robert Schatz
(646) 421-9523
rschatz@mymd.com

Media:

Andrea Cohen
Sam Brown, Inc.
(917) 209 7163
AndreaCohen@sambrown.com